                                  SCHEDULE 14A
                                 (Rule 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934
                             (Amendment No. _______)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
[_]Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to [_] 240.14a-11(c) or [_] 240.14a-12

                                MERIX CORPORATION
                (Name of Registrant as Specified In Its Charter)

                         ------------------------------
     (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

     [X]  No fee required.

     [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1.   Title of each class of securities to which transaction applies:
     2.   Aggregate number of securities to which transaction applies:
     3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     4.   Proposed maximum aggregate value of transaction:
     5.   Total fee paid:

     [_]  Fee paid previously with preliminary materials.

     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     6.   Amount Previously Paid:
     7.   Form, Schedule or Registration Statement No.:
     8.   Filing Party:
     9.   Date Filed

                               MERIX CORPORATION

                               -----------------

                   Notice of Annual Meeting of Shareholders
                       To Be Held on September 25, 2001

                               -----------------

To the Shareholders of Merix Corporation:

   The Annual Meeting of Shareholders of Merix Corporation will be held on Tuesday, September 25, 2001, at 9:00 a.m., Pacific Daylight Time, at its Corporate Offices located at 1521 Poplar Lane, Forest Grove, Oregon 97116, for the following purposes, as more fully described in the accompanying Proxy
Statement:

   1. To elect seven directors to serve for the ensuing year and until their successors are elected.

   2. To transact any other business that may properly come before the meeting or any adjournment of the meeting.

   Please date and sign the enclosed proxy and return it in the postage prepaid envelope enclosed for that purpose. You may attend the meeting in person even though you have sent in your proxy, since retention of the proxy is not necessary for admission to or identification at the meeting.

                                          By Order of the Board of Directors,

                                          /s/ Janie S. Brown

                                          Janie S. Brown,
                                          Senior Vice President, Chief
                                            Financial Officer,
                                          Treasurer and Secretary

Forest Grove, Oregon
August 14, 2001

                               MERIX CORPORATION
                               1521 Poplar Lane
                          Forest Grove, Oregon 97116

                               -----------------

                                PROXY STATEMENT

                               -----------------

                      For Annual Meeting of Shareholders
                       To Be Held on September 25, 2001

General

   The enclosed proxy is solicited on behalf of the Board of Directors of Merix Corporation, an Oregon corporation ("Merix" or the "Company"), for use at the Annual Meeting of Shareholders to be held on Tuesday, September 25, 2001 at 9:00 a.m., Pacific Daylight Time, and at any adjournment or adjournments thereof. Merix will hold the annual meeting at its corporate offices located at 1521 Poplar Lane, Forest Grove, Oregon 97116. The approximate date this proxy statement and accompanying proxy card are first being sent to shareholders is August 14, 2001.

Record Date and Outstanding Shares; Voting

   The Common Stock is the only outstanding voting security of the Company. The record date for determining holders of Common Stock entitled to vote at the annual meeting is July 25, 2001. On that date, there were 13,710,851 shares of Common Stock outstanding.

Quorum and Voting

   Holders of shares of our Common Stock are entitled to one vote per share. The Common Stock does not have cumulative voting rights. Directors are elected by a plurality of the votes cast by the shares entitled to vote if a quorum is present at the annual meeting. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the annual meeting, but are not counted for any purposes in determining whether a proposal is approved and have no effect on the determination of whether a plurality exists with respect to a given nominee.

Solicitation of Proxies

   Merix will bear the cost of preparing and mailing the proxy, proxy statement and any other material furnished to the shareholders by the Company in connection with the annual meeting. Proxies will be solicited by the use of the mails. Officers, employees and other representatives and agents of the Company may also solicit proxies by telephone or personal contact. Costs of solicitation will be borne by the Company. Copies of solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of the stock held in their names.

Revocability of Proxies

   Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before its exercise. The proxy may be revoked by filing with the Secretary of the Company an instrument of revocation or duly executed proxy bearing a later date. The proxy may also be revoked by affirmatively electing to vote in person while in attendance at the meeting. However, a shareholder who attends the meeting need not revoke the proxy and vote in person, unless so desired. The shares represented by each proxy will be voted in accordance with the instructions specified in the proxy, if given. If a signed proxy is returned without instructions, it will be voted for the directors and in accordance with this proxy statement on any other business that may properly come before the meeting.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table shows Common Stock ownership on July 30, 2001, except as otherwise noted, by (i) each person who, to the knowledge of the Company, beneficially owned more than 5% of the Common Stock, (ii) each of the current or former executive officers named in the Summary Compensation Table below,
(iii) current directors not standing for re-election, and (iv) all current executive officers and directors of the Company as a group:

                                                                         Approximate
Name                                                         Shares        Percent
----                                                        ---------    -----------
Bricoleur Capital Management, L.L.C........................   807,550(1)     5.8%
 12230 El Camino Real, Suite 100
 San Diego, CA 92130
Tektronix, Inc.............................................   759,750(2)     5.5%
 14200 SW Karl Braun Drive
 Beaverton, OR 97077-0001
Fidelity Management & Research.............................   718,900(3)     5.2%
 One Federal Street
 Boston, MA 02110-2003
Mark R. Hollinger..........................................   234,480(4)     1.7%
Janie S. Brown.............................................    41,388(5)       *
Anaya K. Vardya............................................    30,454(6)       *
Daniel T. Olson............................................    16,311(7)       *
Terri L. Timberman.........................................    12,454          *
Deborah A. Coleman.........................................   540,692(8)     3.9%
All executive officers and directors as a group (11 people) 1,052,325(9)     7.6%

--------
 * less than one percent

(1)Based on a 13F filing with the Securities and Exchange Commission on March 31, 2001.

(2)Based on a 13G filing with the Securities and Exchange Commission on February 9, 2001.

(3)Based on a 13F filing with the Securities and Exchange Commission on March 31, 2001.

(4)Includes (i) options to purchase 198,934 shares that are currently exercisable or become exercisable before September 28, 2001 and (ii) 6,909 shares held in trust by Mr. Hollinger's minor children.

(5)Includes (i) options to purchase 25,149 shares that are currently exercisable or become exercisable before September 28, 2001 and (ii) 2,500 shares owned by Ms. Brown's spouse, as to which Ms. Brown disclaims beneficial ownership.

(6)Includes options to purchase 27,371 shares that are currently exercisable or become exercisable before September 28, 2001.

(7)Includes options to purchase 15,749 shares that are currently exercisable or become exercisable before September 28, 2001.

(8)Includes options to purchase 340,000 shares that are currently exercisable or become exercisable before September 28, 2001.

(9)Includes options to purchase 780,953 shares held by executive officers and directors that are currently exercisable or become exercisable before September 28, 2001.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who own more than 10% of the Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Executive officers, directors and beneficial owners of more than 10% of the Common Stock are required by SEC regulation to furnish the Company with copies of all
Section 16(a) forms they file. Based solely on a review of the copies of such forms received by the Company and on written representations from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that during its fiscal year ended May 26, 2001, all reports required under Section 16(a) were timely filed, other than one Form 4 which was amended to correct Janie Brown's end of period holdings.

                           1. ELECTION OF DIRECTORS

   Seven directors will be elected at the annual meeting to serve until the next annual meeting of shareholders and until their respective successors are elected and qualified. The proxies will be voted with respect to the election of the nominees in accordance with the instructions specified in the proxy form. If no instructions are given, proxies will be voted for the election of the nominees. If any of the nominees is unavailable, the number of directors constituting the Board of Directors may be reduced prior to the meeting or the proxies may be voted for such other candidate or candidates as may be nominated by the Board of Directors, in accordance with the authority conferred in the proxy. The nominees for director are listed below, together with certain information about each of them.

                                                                                        Shares of Common Stock
                                                                                        Beneficially Owned as of
                                                                                           July 30, 2001(1)
                                                                                Merix   ----------------------
                                                                               Director Number of    Approximate
              Name, Principal Occupation and Directorships                 Age  Since   Shares(2)      Percent
              --------------------------------------------                 --- --------  ---------   -----------
Carlene M. Ellis ......................................................... 54    1994     75,000           *
  Ms. Ellis has served as a member of the Board of Directors since
  1994. Ms. Ellis has served as Vice President of Education of Intel
  Corporation since January 1999. She served as Corporate Vice
  President and Director of the Information Technology Group of Intel
  from 1992 to 1998 and was Intel's Director of Human Resources
  from 1990 to 1992. She was Vice President of Intel's Administration
  Group from 1989 to 1992.
Mark R. Hollinger ........................................................ 43    1999    234,480(3)      1.7%
  Mr. Hollinger has served as Chief Executive Officer since September
  1999 and as President since May 1999. He was elected to the Board of Directors in May 1999. Mr. Hollinger joined Merix in September
  1997 as Senior Vice President of Operations and served as the Chief
  Operating Officer from August 1998 to September 1999. Prior to joining Merix, he spent three years as Vice President of Operations at
  Continental Circuits Corporation. His experience also includes more than a decade at IBM where he served in a variety of positions including PCB Manufacturing Superintendent. Mr. Hollinger also serves on the board of Simple Technology
George H. Kerckhove....................................................... 64    2001      1,000           *
  Mr. Kerckhove has served as a Director of Merix since June 2001.
  Mr. Kerckhove retired as Vice President of American Standard
  Companies in May 2000. He served as Vice President and Chief
  Financial Officer of American Standard from January 1998 to
  January 2000 and prior to that he held various general management positions with American Standard in the United States and Europe.
  Mr. Kerckhove was a director of American Standard Companies from
  1990 to May 2000. He is also a director of Wellspring International.
Dr. William W. Lattin..................................................... 60    2000      5,000           *
  Dr. Lattin has served as a Director of Merix since September 2000.
  Dr. Lattin retired as Executive Vice President of Synopsys, Inc. in
  October 1999. Dr. Lattin served as President and Chief Executive
  Officer of Logic Modeling from 1992 until its acquisition by
  Synopsys in 1994. Dr. Lattin served as the CEO of Logic Automation from 1986 to 1992. Prior to Logic Automation, he was with Intel from 1975 to 1986. He also serves on the Board of Directors of FEI
  Corp., Corrent Corp., ADEXA Inc., WebCriteria, Inc., EasyStreet
  Online Services, Inc. and he is an active consultant with Vitesse
  Semiconductor.

                                                                                      Shares of Common Stock
                                                                                     Beneficially Owned as of
                                                                                         July 30, 2001(1)
                                                                             Merix   ------------------------
                                                                            Director Number of    Approximate
            Name, Principal Occupation and Directorships                Age  Since   Shares(2)      Percent
            --------------------------------------------                --- ----       ---------       -----------
William C. McCormick................................................... 67    1997    31,125           *
  Mr. McCormick has served as a member of the Board of Directors since 1997. Mr. McCormick has served as Chairman of Precision
  Castparts Corporation since October 1994 and its Chief Executive
  Officer since August 1991. From 1985 to 1997 he served as President of Precision Castparts, and from 1985 to 1991 he served as Chief
  Operating Officer.
Dr. Koichi Nishimura................................................... 62    1994    48,750           *
  Dr. Nishimura has served as a member of the Board of Directors since 1994. Dr. Nishimura has served as Chairman of Solectron
  Corporation since September 1996, Chief Executive Officer since
  September 1992 and President since 1990. He was Co-Chief
  Executive Officer of Solectron from 1991 to 1992 and Chief
  Operating Officer from 1988 to 1991. He became a director of
  Solectron in February 1991.
Robert C. Strandberg................................................... 44    1998    28,125           *
  Mr. Strandberg has served as a member of the Board of Directors since 1998. Mr. Strandberg serves as Chief Executive Officer of
  Xytrans, Inc. From April 1997 to August 2000 Mr. Strandberg served as President and Chief Executive Officer of PSC, Inc. and as its
  Executive Vice President from November 1996 to April 1997.
  Between 1991 and 1996, Mr. Strandberg was Chairman, Chief
  Executive Officer and President of Datamax International
  Corporation.

--------
 * Less than one percent.

(1)Shares are held directly with sole voting and dispositive power except as otherwise indicated.

(2)Includes stock options granted pursuant to the Company's 1994 Stock Incentive Plan that are currently exercisable or become exercisable before September 28, 2001 as follows: Ms. Ellis--63,750 shares; Mr.
   Hollinger--198,934 shares; Dr. Lattin--5,000 shares; Mr. McCormick--28,125 shares; Dr. Nishimura--48,750 shares; and Mr. Strandberg--28,125 shares.

(3)Shares held by Mr. Hollinger include 6,909 shares held in a trust for his minor children. Mr. Hollinger does not have voting or dispositive power over these shares.

Board Meetings and Committees

   The Board of Directors met seven times during the fiscal year ended May 26, 2001. Other than Dr. Nishimura, each director attended at least 75% of the aggregate number of meetings of the Board of Directors and the committees of which the director was a member.

   The Board of Directors has a standing Audit Committee, consisting of Dr. Lattin, Mr. McCormick and Mr. Strandberg. The Audit Committee met five times during the last fiscal year. Please see the Audit Committee Report for more information about this Committee.

   The Board of Directors has a standing Human Resources and Compensation Committee, consisting of Ms. Ellis, Dr. Nishimura and Mr. Strandberg. The Human Resources and Compensation Committee met four times during the last fiscal year. Please see the Human Resources and Compensation Committee Report for more information about this Committee.

   The Board of Directors has a standing Nominating Committee, consisting of Ms. Coleman, Ms. Ellis and Mr. Hollinger. The Nominating Committee reviews possible nominees for membership on the Board of Directors, including any nominees recommended in good faith by a registered shareholder with the consent of the proposed nominee, and makes recommendations concerning nominees to the Board of Directors. Shareholders who wish to submit names for consideration as potential directors should do so in writing addressed to the Secretary, Janie
S. Brown, Senior Vice President and Chief Financial Officer, Merix Corporation, 1521 Poplar Lane, Forest Grove, Oregon 97116. The Nominating Committee did not hold formal meetings during the last fiscal year. However, members of the Nominating Committee consulted informally in connection with the nomination of the new directors and to consider the composition of the Board of Directors.

Director Compensation

   Directors not affiliated with the Company receive an annual retainer of $6,000, a fee of $500 for attendance at each Board or committee meeting, an automatic option grant of 20,000 shares under either the Company's 1994 Stock Incentive Plan or the Company's 2000 Nonqualified Stock Option Plan at the time first elected or appointed to the Board of Directors and annual option grants thereafter of 5,000 shares. The options are 10-year options granted at the market price on the date of grant and vest in four equal annual installments beginning one year after the date of grant. All directors are reimbursed for expenses incurred in connection with attending Board and committee meetings.

Compensation Committee Interlocks and Insider Participation

   The Human Resources and Compensation Committee is comprised of Robert C. Strandberg, Carlene M. Ellis and Dr. Koichi Nishimura. Each member is a non-employee director of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Human Resources and Compensation Committee.

   The Board of Directors recommends a vote "FOR" the election of all nominees.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

   The following table sets forth compensation information for the Chief Executive Officer and certain other current and former executive officers of the Company.

                                                                          Long-Term
                                                                         Compensation
                                                                            Awards
                                                                         ------------
                                                   Annual Compensation    Securities
                                                  -------------------     Underlying       All Other
    Name and Principal Position       Fiscal Year Salary ($) Bonus ($)   Options (#)  Compensation ($)(1)
    ---------------------------       ----------- ---------- ---------   ------------ -------------------
Mark R. Hollinger....................    2001      $273,077  $144,375       26,250          $8,459
  (Chief Executive Officer               2000       238,077   161,400       75,000           9,582
  and President)                         1999       199,615    84,000      112,500           7,044

Janie S. Brown.......................    2001      $163,920  $ 59,000       18,000          $9,236
  (Senior Vice President                 2000       145,673    79,800       33,750           8,614
  and Chief Financial Officer)           1999       127,732    34,901       34,238           5,698

Anaya K. Vardya......................    2001      $152,615  $ 58,000       28,000          $8,126
  (Senior Vice President                 2000       131,385    59,060       22,500           6,862
  of Operations)

Daniel T. Olson......................    2001      $216,923  $114,750       18,000          $4,396
  (Vice President, Sales                 2000       115,385   142,284(2)   112,500           9,299(3)
  and Marketing)

Terri L. Timberman...................    2001(4)   $128,438  $ 41,250       14,250          $5,845
  (Former Senior Vice President and      2000       150,923    83,600           --           7,248
  Chief Administrative Officer)          1999       143,308    55,251       75,000           8,212

--------
(1)Consists principally of amounts contributed by the Company under its 401(k) Plan and premiums paid by the Company for group term life insurance unless otherwise indicated.

(2)Mr. Olson became an executive officer in October 1999. 2000 bonus amount includes payments made pursuant to his employment letter.

(3)Includes $3,616 paid for relocation expenses.

(4)Ms. Timberman resigned as Senior Vice President and Chief Administrative Officer in February 2001.

Stock Option Grants in Last Fiscal Year

   The following table provides information regarding stock options granted during the fiscal year ended May 26, 2001, to certain current and former executive officers named in the Summary Compensation Table.

                                                                        Value at Assumed
                                                                     Annual Rates of Stock
                                                                     Price Appreciation for
                                    Individual Grants                    Option Term(2)
                      ---------------------------------------------- ----------------------
                      Number of    Percent of
                        Shares   Total Options
                      Underlying   Granted to   Exercise
                       Options     Employees      Price   Expiration
Name                  Granted(1) in Fiscal Year per Share    Date        5%         10%
----                  ---------- -------------- --------- ----------  -------    --------
Mark R. Hollinger....   11,250        2.3%      $19.1667    5/30/05  $59,573    $131,641
                         5,000        1.0%      $49.2500    8/28/05  $68,034    $150,338
                         5,000        1.0%      $26.8750   11/27/05  $37,125    $ 82,037
                         5,000        1.0%      $13.8750    2/26/06  $19,167    $ 42,354
Janie S. Brown.......    6,750        1.4%      $19.1667    5/30/05  $35,744    $ 78,985
                         3,750         .8%      $49.2500    8/28/05  $51,026    $112,754
                         3,750         .8%      $26.8750   11/27/05  $27,844    $ 61,528
                         3,750         .8%      $13.8750    2/26/06  $14,375    $ 31,766
Anaya K. Vardya......    6,750        1.4%      $19.1667    5/30/05  $35,744    $ 78,985
                         3,750         .8%      $49.2500    8/28/05  $51,026    $112,754
                         3,750         .8%      $26.8750   11/27/05  $27,844    $ 61,528
                        13,750        2.9%      $13.8750    2/26/06  $52,709    $116,474
Daniel T. Olson......    6,750        1.4%      $19.1667    5/30/05  $35,744    $ 78,985
                         3,750         .8%      $49.2500    8/28/05  $51,026    $112,754
                         3,750         .8%      $26.8750   11/27/05  $27,844    $ 61,528
                         3,750         .8%      $13.8750    2/26/06  $14,375    $ 31,766
Terri L. Timberman(3)    6,750        1.4%      $19.1667    5/30/05  $35,744    $ 78,985
                         3,750         .8%      $49.2500    8/28/05  $51,026    $112,754
                         3,750         .8%      $26.8750   11/27/05  $27,844    $ 61,528

--------
(1)Under the terms of the option agreements with these executive officers, each of the options is subject to accelerated vesting in the event of a change in control of the Company or the occurrence of certain events indicating an imminent change in control of the Company. Each of the options is subject to early termination in the event of termination of employment. Each option terminates 12 months after termination of employment as a result of death or disability and 90 days after termination of employment for any other reason. These options become exercisable in four equal annual installments beginning one year after the date of grant.

(2)In accordance with rules of the Securities and Exchange Commission, these amounts are the hypothetical gains or "option spreads" that would exist for the options based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term. The hypothetical gains are not intended by Merix to forecast future appreciation, if any, of the price of its Common Stock, and Merix expressly disclaims any representation to that effect.

(3)Ms. Timberman resigned as Senior Vice President and Chief Administrative Officer in February 2001.

Aggregated Option Exercises in Fiscal Year and Fiscal Year-End Option Values

   The following table indicates the number of shares acquired upon exercise of options during the last fiscal year and the value realized, the number of shares subject to exercisable (vested) and unexercisable (unvested) stock options as of May 26, 2001, and the value of exercisable and unexercisable "in-the-money" options, which represents the positive spread between the exercise price of existing stock options and the price of the Common Stock at May 26, 2001.

                                                      Number of Securities          Value of Unexercised
                                                     Underlying Unexercised        In-the-Money Options at
                                                   Options at May 26, 2001 (#)       May 26, 2001 ($)(1)
                      Shares Acquired    Value     ---------------------------    -------------------------
Name                  On Exercise (#) Realized ($) Exercisable   Unexercisable    Exercisable Unexercisable
----                  --------------- ------------   -----------    ------------- ----------- -------------
Mark R. Hollinger....     24,803       $  682,924    163,072        151,875       $2,178,710   $2,131,030
Janie S. Brown.......     22,275       $  636,950     18,225         43,988       $  290,194   $  465,289
Anaya K. Vardya......          0       $        0     21,935         51,815       $  355,441   $  528,378
Daniel T. Olson......      7,500       $   77,320     20,625        102,375       $  321,612   $1,373,258
Terri L. Timberman(2)     99,375       $1,230,404          0              0       $        0   $        0

--------
(1)Calculated based on the May 25, 2001 closing stock price of $22.76 per share.
(2)Ms. Timberman resigned as Senior Vice President and Chief Administrative Officer in February 2001.

Severance and Change of Control Agreements

   The Company has entered into Executive Severance Agreements with Mr. Hollinger, Ms. Brown, Mr. Olson and Mr. Vardya pursuant to which the Company has agreed to provide severance benefits upon the Company's termination of any such executive's employment without cause. "Cause" is generally defined as (a) willfully and continually failing to perform substantially the executive's reasonably assigned duties (except a failure resulting from incapacity due to physical or mental illness) after a demand for performance has been made and the manner of nonperformance has been specifically identified, or (b) willfully engaging in illegal conduct materially injurious to the Company. Termination of employment does not include assignment to the executive of different responsibilities consistent with the executive's area of professional expertise. In the event of a termination of employment without cause, the executive would receive a lump sum payment equal to his or her annual base pay, and would also be entitled to a portion of the benefits under any incentive plan in which the executive participates and certain health insurance and out placement benefits. In the event that an executive is terminated within 24 months following a change of control of the Company (as defined in the agreement), the executive would receive, in addition to such benefits, an additional cash payment so that the total amount equaled two times his or her annual base pay, an additional portion of his or her targeted cash bonus, accelerated vesting of all stock options and bonus stock awards and extension of the option exercise period, and certain life insurance benefits. However, such benefits will not be payable if termination of employment is due to death or voluntary action of the executive other than for good reason (as defined in the agreement), or by the Company for cause or permanent disability. Payment of the benefits following a change of control is conditioned on the executive's agreement to continue his or her employment with the Company or the surviving company (if so requested) for a period of up to six months following a change of control.

               HUMAN RESOURCES AND COMPENSATION COMMITTEE REPORT

Human Resources and Compensation Committee

   The Human Resources and Compensation Committee of the Board of Directors (the "HRC Committee") consists of three outside directors. Pursuant to authority delegated by the Board of Directors, the HRC Committee approves compensation of executive officers, including the Chief Executive Officer. The HRC Committee is also responsible for reviewing, approving and making recommendations to the Board of Directors regarding executive and director compensation programs and administering the Company's stock incentive and executive compensation plans as authorized by the Board of Directors. The HRC Committee also provides advice on a broad range of human resources issues, including best practices in the areas of benefits, staffing, succession planning and general compensation.

Compensation Policy

   The Board of Directors and the HRC Committee believe that the Company's executive compensation program should be related to corporate performance. The Company has developed a total compensation strategy that ties a significant portion of executive compensation to achievement of pre-established financial results. The primary objective of the executive compensation program is to:

    .  Attract and retain talented executives;

    . Motivate executives to achieve long term business strategies while achieving near term financial targets; and

    .  Align executive performance with Merix's strategic and tactical goals.

   The Company has base pay and annual incentive compensation programs for its executive officers, as well as a 401(k) Plan. These programs are designed to offer compensation that is competitive with compensation offered by companies of similar size and complexity within the electronics and similar industries. The Company targets the 65th-70th percentile for total compensation. The HRC Committee uses comparative information from a group of companies in the electronics industry for establishing executive compensation, general compensation structures and Company performance goals.

Base Salaries

   Base salaries for the Chief Executive Officer and other executive officers are initially determined by evaluating the responsibilities of the position and the experience of the individual, and by reference to the competitive marketplace for corporate executives. This includes a comparison of base salary and total compensation for comparable positions at other companies.

   Annual salary adjustments are considered and determined by evaluating the performance of the Company and each executive officer, and also take into account any new responsibilities.

Management Incentive Plan

   The Company's executive officers participate in the Company's Management Incentive Plan, an annual cash incentive compensation plan. Company performance objectives are established and approved by the Board of Directors at the beginning of the fiscal year. Performance measures have established quarterly targets that determine the amount of cash payment under the plan. The Company's performance objectives for the fiscal year are specified twice each year and reviewed by the full Board of Directors.

   The Management Incentive Plan for fiscal 2001 provided for quarterly bonuses based on operating profit and a fiscal year end bonus based on individual performance on specified critical operating tasks. Each participant was assigned a leverage percentage representing the percent of base salary that would be received under the plan if the plan criterion was met. The Chief Executive Officer and other senior officers received quarterly bonuses under this plan in the first and second fiscal quarters. The Chief Executive Officer and other senior officers were also awarded fiscal year end bonuses for performance on critical operating metrics (including Quality, Technology Leadership, Customer Satisfaction and Asset Utilization).

Stock Options

   All employees of the Company, including executive officers, are eligible to participate in the Company's 1994 Stock Incentive Plan and the Company's 2000 Nonqualified Stock Option Plan (the "Plans"). Options granted to executive officers and directors under the Company's 2000 Nonqualified Stock Option Plan are limited to not more than 25% of the total options granted in any calendar year. The HRC Committee approves all option grants to executive officers. The HRC Committee has established guidelines for the number of options granted to other employees and has delegated to certain executive officers the authority to grant such options. The HRC Committee reviews the guidelines periodically to ensure competitiveness. Actual grants are based on individual performance and contribution to the Company's strategic success. The Plans support the link between executives, employees and shareholders to the Company's long-term business strategies. Option grants made to executive officers for fiscal 1999, 2000 and 2001 are reflected in the Summary Compensation Table.

Section 162(m)

   Section 162(m) of the Internal Revenue Code of 1986 limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to any of its most highly compensated officers in any year after 1993. The Company anticipates that the levels of salary and bonus to be paid by the Company will not generally exceed that limit. Under Section 162(m) regulations, the $1,000,000 cap on deductibility will not apply to compensation received through the exercise of nonqualified stock options that meet certain requirements. This option exercise compensation is equal to the excess of the market price at the time of exercise over the option price and, unless limited by Section 162(m), is generally deductible by the Company. The Company's current policy is generally to grant options that meet the requirements of such regulations.

                                          Human Resources and Compensation
                                            Committee Report Submitted By:

                                          Robert C. Strandberg, Chair
                                          Carlene M. Ellis
                                          Dr. Koichi Nishimura

                            AUDIT COMMITTEE REPORT

Audit Committee

   The Audit Committee consists of three independent directors (as independence is defined by NASD Rule 4200(14)(d)). The Audit Committee recommends the independent auditor of the Company for approval by the Board of Directors, reviews the planned scope and results of the annual audit, confers with the independent auditor, reviews the auditor's recommendations with respect to accounting, internal controls and other matters, and makes other recommendations to the Board of Directors with respect to audit and finance matters. All members of the Audit Committee are able to read and understand financial statements and have experience in finance and accounting that provide them with financial sophistication.

Duties and Responsibilities

   The Audit Committee operates under a written charter approved by the Board of Directors. A copy of the charter is attached to this Proxy Statement as Appendix A. Pursuant to authority delegated by the Board of Directors and the written charter of the Audit Committee, the Audit Committee

    . monitors the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance;

    . monitors the independence and performance of the Company's independent auditors and internal auditing department (if any); and

    . provides an avenue of communication among the independent auditors, management, the internal auditing department (if any), and the Board of Directors.

   In connection with these responsibilities, the Audit Committee met with management and the independent accountants to review and discuss the Company's audited financial statements. The Audit Committee also discussed with the independent accountants the matters required by the Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received written disclosures from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with its independent accountants that firm's independence.

Fiscal 2001 Audit

   Based on the reviews and discussions referred to above, the Audit Committee recommended that the Board of Directors include the audited financial statements in the Company's Annual Report on Form 10-K for the year ended May 26, 2001, to be filed with the Securities and Exchange Commission.

                                          Audit Committee Report Submitted By:

                                          William C. McCormick, Chair
                                          Dr. William W. Lattin
                                          Robert C. Strandberg

                             INDEPENDENT AUDITORS

   PricewaterhouseCoopers LLP, the Company's independent auditors, audited the Company's financial statements for the year ended May 26, 2001 and has been selected to audit the Company's financial statements for the fiscal year ending May 25, 2002. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting, will have the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

   The Audit Committee has determined that the provision of services rendered by PricewaterhouseCoopers LLP for audit and all other fees is compatible with maintaining PricewaterhouseCoopers LLP's independence.

Audit Fees

   PricewaterhouseCoopers LLP's fees for professional services for (i) auditing the Company's annual financial statements for the year ended May 26, 2001 and
(ii) reviewing the financial statements included in the Company's Quarterly Reports on Form 10-Q for fiscal 2001 were approximately $93,575.

Financial Information Systems Design and Implementation Fees

   There were no services rendered by PricewaterhouseCoopers LLP for financial information systems design or implementation for the year ended May 26, 2001.

All Other Fees

   The aggregate fees for all other services rendered by PricewaterhouseCoopers LLP for the year ended May 26, 2001 were approximately $73,197.

                               PERFORMANCE GRAPH

   The graph below compares the cumulative total shareholder return on the Company's Common Stock for the fiscal year ended May 26, 2001 and the preceding four fiscal years with the cumulative total return on the Nasdaq Composite U.S. Index and an SIC Index that includes organizations in the Company's Standard Industrial Code Classification (SIC) Code 3672--Printed Circuit Design (the "Peer Group").

   The comparison below assumes $100 was invested on May 24, 1996 in the Company's Common Stock, in the NASDAQ Market Index and in the Peer Group and assumes reinvestment of dividends, if any. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                           Total Shareholder Return

                [Line CHART]


             5/24/96 5/30/97 5/29/98 5/28/99 5/26/00 5/25/01
             ------- ------- ------- ------- ------- -------
MERIX CORP.. $100.0  $ 52.8  $ 37.8  $ 19.5  $ 91.1  $111.0
NASDAQ INDEX $100.0  $112.7  $142.9  $201.7  $276.5  $171.6
PEER GROUP.. $100.0  $146.1  $165.6  $361.8  $460.3  $418.7

   Peer group is an SIC Index that includes organizations in the Company's Standard Industrial Classification Code 3672-Printed Circuit Design, currently consisting of 23 organizations.

                    CERTAIN RELATIONSHIPS AND TRANSACTIONS

   The Company had a secured note payable to Tektronix, Inc. that had an outstanding principal balance of $1.1 million at May 31, 2001 and bore interest at the rate of 7.5% per year. The Company made an interest-only payment of $171,920 in May 1999 and a principal payment of $1.1 million in June 2000. The remaining principal balance of $1.1 million was paid in June 2001.

   Dr. Koichi Nishimura, a member of the Company's board of directors, is Chairman, Chief Executive Officer and President of Solectron Corporation. Dr. Nishimura also serves on Solectron's board of directors. Solectron is a contract manufacturer that purchases product from the Company. Although the Company ships to and bills Solectron for these transactions, procurement decisions related to volume, pricing and sourcing are typically negotiated by the Company with an original equipment manufacturer. Sales through Solectron represented 12.8% of sales in fiscal year 2001.

                                 OTHER MATTERS

Shareholder Proposals for the 2002 Annual Meeting

   A shareholder proposal must be received by the Company not later than April 16, 2002 to be considered for inclusion in proxy materials for the Company's 2002 Annual Meeting of Shareholders.

   According to the Company's bylaws, for business to be properly brought before the 2002 Annual Meeting of Shareholders by a shareholder, a shareholder must give timely notice of the proposed business to the Secretary. To be timely, a shareholder's notice must be in writing, delivered to or mailed and received at the principal executive offices of the Company not less than 60 days, nor more than 90 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder, to be timely, must be received no earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. For the purposes of the Company's 2002 annual meeting, such notice, to be timely, must be received by the Company between June 30, 2002 and July 30, 2002.

   If the Company receives proper notice of a shareholder proposal pursuant to the Company's bylaws, and such notice is not received a reasonable time prior to mailing by the Company of its proxy materials for its 2002 annual meeting, the Company believes that its proxy holders would be allowed to use the discretionary authority granted by the proxy to vote on the proposal at the meeting without including in the proxy statement relating to such meeting any disclosure regarding the proposal or how the Company intends to vote.

Other Business

   The Board of Directors does not intend to present any business for action of the shareholders at the annual meeting except the matters referred to in this proxy statement. If any other matters should properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote thereon in accordance with their judgment on such matters.

   THE COMPANY'S ANNUAL REPORT TO SHAREHOLDERS ACCOMPANIES THESE MATERIALS. COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K (INCLUDING FINANCIAL STATEMENTS) FOR THE FISCAL YEAR ENDED MAY 26, 2001 MAY BE OBTAINED FROM THE COMPANY WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY. REQUESTS SHOULD BE DIRECTED TO JANIE BROWN, SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, MERIX CORPORATION, 1521 POPLAR LANE, FOREST GROVE, OREGON 97116.

   Whether or not you expect to be present at the meeting, please sign the accompanying form of proxy and return it promptly in the enclosed stamped return envelope.

                                          By Order of the Board of Directors,

                                          /s/ Janie S. Brown

                                          Janie S. Brown,
                                          Senior Vice President, Chief
                                            Financial Officer,
                                          Treasurer and Secretary

August 14, 2001

                                  APPENDIX A

                               MERIX CORPORATION

                            AUDIT COMMITTEE CHARTER

                              (amended June 2001)

   1. Audit Committee Purpose. The Audit Committee is appointed by the Board of directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

    . Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

    . Monitor the independence and performance of the Company's independent auditors and internal auditing department (if any).

    . Provide an avenue of communication among the independent auditors, management, the internal auditing department (if any), and the Board of Directors.

   2. Audit Committee Composition and Meetings. Audit Committee members shall meet the requirements of the NASDAQ Exchange. The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent non-executive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

   Audit Committee members shall be appointed by the Board. If an audit committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

   3. From time to time, the Committee shall meet at the call of the chairman or upon the request of any member, but in no event shall it meet less than four times each fiscal year of Merix. The Committee will generally meet at the time when the outside auditor of Merix is about to commence its work in connection with Merix's annual audit, and at such meeting the auditor shall discuss with the Committee the expected scope of the work it intends to do in connection with the audit, including the extent to which it expects to rely upon the work of company personnel. The Committee will also meet with the outside auditor at the time of the completion of the outside auditor's field work to discuss the accounting and auditing issues which have emerged, or are expected to emerge, in connection with the completion of the audit. The Committee will meet with the auditor immediately before the release of Merix earnings for the year, at which time the auditor will present to the Committee any comments it may have with respect to internal controls and other matters.

   4. From time to time, the Committee shall determine the appropriateness of an internal audit function. If an internal audit function is deemed appropriate, the Committee shall review the appointment, performance, and replacement of the senior internal audit executive or equivalent (if the function is outsourced). If internal audit exists, the Committee shall from time to time review the work of the internal audit organization, including the adequacy of the personnel, the state of Merix internal controls, and other relevant matters.

   5. At least once a year, the Committee shall meet in executive session with the outside auditor and the internal auditor, if any, to discuss Merix financial personnel and their performance, Merix internal controls, and any other matters that the auditors believe should be brought to the attention of the Committee.

   6. The Committee shall review quarterly financial results with financial management and the independent auditors before they are released and discuss any significant changes to the Company's accounting principles and any significant findings based upon the auditors limited review procedures. The Chair of the Committee may represent the entire Audit Committee for purposes of this review.

   7. From time to time, the Committee shall review with the financial management of Merix matters that may be expected to affect significantly the information reported publicly by the Company.

   8. Annually, the Committee shall review the work of the outside auditor and its independence, confer with management concerning such work, and make a recommendation to the board of directors with respect to the engagement of an auditor to perform the Merix audit during the coming year. The Committee shall review with the auditor its expected fee for the forthcoming audit. In the event that during the course of an audit or otherwise the auditor shall determine that its estimate was inaccurate, it shall discuss the matter with the Committee.

   9. Prior to releasing year-end financial statements, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

   10. The Committee shall review Merix's expense reimbursement policies with respect to the Merix executive officers and members of the board of directors. Additionally, from time to time, the chairman shall make an appropriate review of the perquisites and expense accounts of executives and board members prepared by the internal auditor (if any) or external auditor to determine reasonableness and compliance with Merix policy.

   11. From time to time, the Committee shall review with Merix management and general counsel (and where appropriate, external auditor and/or internal auditor) risks to which Merix is exposed, including litigation and regulatory risks, environmental, unusual economic risks, and such other risks as the Committee shall wish to review.

   12. The chairman of the Committee shall report to the board at the board meeting next following a Committee meeting, and shall present such recommendations for action by the board, as the Committee shall deem appropriate.

   13. The Committee shall make appropriate inquiry concerning management's compliance with Merix's conflict of interest policy, shall determine whether there is appropriate compliance, and shall from time to time review such policy and make recommendations for changes.

   14. The Committee shall make appropriate inquiry concerning Merix's electronic data processing facilities, including the protections against fraud or misuse, both internal and external.

   15. The Committee shall have the right and power to employ at the expense of Merix such persons and organizations to assist it in carrying out its duties as it shall reasonably deem to be necessary.

   16. The Committee shall have the power to conduct such inquiries concerning matters within its jurisdiction, as it shall determine, including defalcations, dishonesty, and violations of the conflict-of-interest policies and code of ethics.

   17. The Committee shall periodically review and update its charter and perform such other duties and functions as shall be directed by the board.

   18. While the Committee has the responsibilities and power set forth in this Charter delegated to it by the Board, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of the management and the independent auditor. Nor is it the duty of the Committee, separate from the Board, to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company's code of conduct.

                               MERIX CORPORATION

             Proxy Solicited on Behalf of the Board of Directors of
            the Company for the Annual Meeting on September 25, 2001

     The undersigned hereby appoints Carlene M. Ellis, Mark R. Hollinger and William C. McCormick, and each of them, proxies with full power of subsitution, to vote on behalf of the undersigned at the Annual Meeting of Shareholders of Merix Corporation on September 25, 2001, and at any adjournment thereof, all shares of the undersigned in Merix Corporation. The proxies are instructed to vote as follows:

     The shares represented by this proxy will be voted in accordance with instructions, if given. If no instructions are given, they will be voted for the directors. The proxies may vote in their discretion as to other matters that may come before the meeting.

                                                                                (change of address/comments)
1.   Election of Directors, Nominees:
     01.  Carlene M. Ellis, 02. Mark R. Hollinger, 03. George H. Kerckhove,         ________________________________________
     04.  Dr. William M. Lattin, 05. William C. McCormick,
     06.  Dr. Koichi Nishimura, 07. Robert C. Strandberg                        ________________________________________

The shares represented by this proxy will be voted in                       ________________________________________
accordance with the instructions, if given. If no instructions              (If you have written in the above space,
are given, they will be voted for the directors.                              please mark the corresponding box on
                                                                                 the reverse side of this card)

             (The Board of Directors recommends a vote FOR Item 1.)   ---------
                 PLEASE SIGN ON OTHER SIDE AND RETURN PROMPTLY           SEE
                                                                       REVERSE
                                                                      ---------

--------------------------------------------------------------------------------
                                                              Please mark
                                                              Your votes    [X]
                                                              as in this
                                                              example.

                                      FOR        WITHHELD
1.  Election of Directors             [ ]           [ ]

For, except vote withheld from the following nominee(s):



--------------------------------    To facilitate meeting arrangements,               Please check here if you have a change
                                    please check here if you plan to attend   [ ]     of address or comments on the reverse      [ ]
                                    the meeting in person.                             side.



SIGNATURE(S)                                                DATE
            -----------------------------------------------     -------------
NOTE: Please sign exactly as name(s) appears hereon. Joint owners should each sign. Please mark, date, sign and return proxy card promptly. Receipt is acknowledged of the notice and proxy statement to this meeting.


--------------------------------------------------------------------------------
                            . FOLD AND DETACH HERE .